V-ONE CORPORATION

                           CERTIFICATE OF ELIMINATION
                                       OF
               CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

        We, James F. Chen and Charles C. Chen, the President and Secretary, respectively, of V-ONE Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

        That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Company and Section 151(g) of the Delaware General Corporation Law, the Board of Directors on November 21, 1997 adopted the following resolutions for the purpose of eliminating the Certificate of Designation, Preferences and Rights of the Company's Series A Convertible Preferred Stock from the Certificate of Incorporation:

        WHEREAS, the Board of Directors initially authorized the issuance of an aggregate of 1,183,402 shares of Series A Convertible Preferred Stock ("Series A Stock") at a meeting held on April 4, 1996;

        WHEREAS, the Board of Directors adopted a further resolution increasing the number of shares of Series A Stock by 6,071 shares to a total of 1,189,473 shares on May 13, 1996;

        WHEREAS, the Board of Directors adopted a further resolution decreasing the number of shares of Series A Stock by 396,492 shares to a total of 792,981 shares on July 19, 1996;

        WHEREAS, a Certificate of Amendment to the Certificate of Designation, Preferences, and Rights of Series A Convertible Preferred Stock ("Amended Certificate") dated September 9, 1996 amended the terms of the Series A Stock;

        WHEREAS, there are no longer any outstanding shares of the Series A Stock as a result of conversions and redemptions of the Series A Stock;

        WHEREAS, Section 4 of the Amended Certificate provides that shares of Series A Stock that have been converted shall be canceled and shall return to the status of authorized but unissued Preferred Stock of no designated series; and

        WHEREAS, the Board of Directors of the Company has determined that no further shares of Series A Stock will be issued pursuant to the Amended Certificate; it is


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        RESOLVED, that all authorized shares of the Series A Stock be, and they hereby are, cancelled and that all such shares be, and they hereby are, returned to the status of authorized but unissued Preferred Stock of no designated series; and

        FURTHER RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed on behalf of the Company to prepare, execute and file documents, to amend or modify the same, to pay such fees, and to take such other actions as may be necessary or appropriate for purposes of eliminating from the Certificate of Incorporation of the Company all reference to Series A Stock.

        IN WITNESS WHEREOF, V-ONE Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by James F. Chen, its President, and attested by Charles C. Chen, its Secretary, this 21st day of November 1997.

                                            V-ONE CORPORATION



                                            By: /S/ JAMES F. CHEN
                                                ----------------------------
                                                James F. Chen
                                                President

Attest:


By:   /S/ CHARLES C. CHEN
      -----------------------
      Charles C. Chen
      Secretary










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